Exhibit 99.1

Live Current Media Inc. Announces Partnership With Domain Strategies, Inc. to Develop Karate.com

VANCOUVER, BC – September 30, 2008 – Live Current Media Inc. (OTCBB:LIVC), a media company built around content and commerce destinations, today announced that it has signed a letter of intent with Domain Strategies, Inc., a leading internet development and management company, to jointly establish a new company (“Newco”) for the purpose of building, managing and monetizing the www.karate.com domain name owned by Live Current.

Geoffrey Hampson, Chief Executive Officer of Live Current, commented, “We are very pleased to be entering into this partnership with Domain Strategies and Rob Monster, a proven developer of web properties. Live Current’s strategy is to prioritize building businesses around our top two domain names, www.perfume.com and www.cricket.com, and to seek alternative methods of monetizing the other 850 names in our portfolio. Our partnership with Domain Strategies is indicative of the value of these domain names and reinforces our belief that the top 30 domain names can be built into profitable businesses given the right management focus and resources. Domain Strategies will provide these resources. We expect that this agreement will be a model for future partnerships for the rest of our portfolio. The Company also expects that in some cases key domain names will be sold outright.”

The Board of Directors of Newco will have equal representation from both partners with Domain Strategies having primary responsibility for the management of day-to-day operations including site design, employment relationships, vendors, customer acquisition and maintenance and relationships with potential strategic partners.

Rob Monster, Chairman of Domain Strategies, said, “Live Current has assembled an outstanding portfolio of development-worthy domains. We know from past experience with properties like Healthcare.com that there is a large opportunity for value-creation by developing domains into operating companies. We look forward to partnering with Live Current on Karate.com as well as future joint productions which tap the raw potential of their portfolio.”

Live Current will contribute the domain name Karate.com to Newco and will receive a 50% interest of the new company, plus a distribution and liquidation preference of $500,000.

Domain Strategies will earn 50% of Newco by investing $250,000 in cash to be used for website construction and operations, business development, marketing, public relations and strategic expertise services in the operation of the business. Domain Strategies will be entitled to a second distribution and liquidation preference of $500,000 that will only be paid out after Live Current Media has received the first $500,000.

If after three years from the date of formation, Newco has not achieved the annual financial goals as set by management and approved by the Board, Live Current has the right to terminate its participation in the new company and ownership of the domain name www.karate.com will revert back to Live Current. In the event Live Current is the terminating party, Domain Strategies will have the right but not the obligation to purchase Live Current's interest in the new company, including the domain name www.karate.com for $1 million within 60 days of termination.

About Domain Strategies, Inc.

Domain Strategies is a pioneering leader in the field of internet domain development. The company partners with domain owners, visionary entrepreneurs and smart capital to unlock hidden value in high quality internet domain names. Using a proprietary three-step process for domain assessment and development, Domain Strategies unlocks intrinsic domain value by assisting domain owners to build a value added business on top of their domain name foundation. For more information, visit www.domainstrategies.com.

About Live Current Media Inc.

Live Current builds, owns and operates some of the most powerful and engaging content and commerce destinations on the Internet, such as www.Perfume.com and www.IPLT20.com. Through subject-specific DestinationHubs™, Live Current properties connect people to each other and to the information, brands, and products they are passionate about. Live Current has headquarters in Vancouver, Canada with a location in Seattle, WA and is publicly traded on the NASD OTCBB (LIVC). For more information, visit www.livecurrent.com.

Certain statements contained in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Live Current Media Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, regulatory changes, changes in economic conditions and other risks detailed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. The forward-looking statements included in this press release represent the Company's views as of the date of this press release. The Company does not undertake any obligation to update any forward-looking statements, and readers are cautioned not to place undue reliance on these forward-looking statements.

Contacts:

Live Current Media Inc.
Adam Rabiner
Director, Investor Relations
604-453-4875 or 1-866-898-4354
adam@livecurrent.com

Domain Strategies, Inc
Scott Fasser
President
206-713-4185
scott@domainstrategies.com